AMERICAN BODY ARMOR & EQUIPMENT, INC.

                           191 Nassau Place Road
                           Yulee, Florida  32097
                              (904) 261-4035


                               April 3, 1996


Mr. Nick Bouras
Richmont Capital Partners I, L.P.
4300 Westgrove Drive
Dallas, Texas  75248

          Re:    Convertible Subordinated Note Offering
                 of American Body Armor & Equipment, Inc.

Dear Nick:

          Reference is hereby made to the Convertible Subordinated Note Purchase Agreement (the "Agreement") of American Body Armor & Equipment, Inc. (the "Company"), a copy of which is enclosed for your review. Also enclosed for your information is a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995. In connection with the investment by Richmont Capital Partners I, L.P. ("Richmont") in the 5% Convertible Subordinated Notes (the "Notes") of the Company, this will confirm our understanding that Richmont will be entitled to nominate one director to the Company's board of directors. It is currently contemplated that Richmont's nominee will be Mr. John Rochon, or if he is then unavailable, another nominee will be designated which will be mutually agreed upon. In the event that, for any reason, Mr. Rochon or such other nominee is unable to attend or otherwise participate in any board meeting of the Company, Richmont will be entitled to have a representative attend any such meeting of the board.

          In addition, in connection with Richmont having a nominee on the Company's board of directors, Richmont or any of its affiliates or affiliated entities will be entitled to receive an option to purchase an aggregate of 300,000 shares of common stock of the Company, of which 100,000 shares will vest upon issuance, and 100,000 shares will vest in each of the first and second anniversaries of the date of issuance of such option. In the event that Richmont does not have a nominee on the Company's board of directors, then such option shall lapse with respect to any unvested shares of the Company's common stock. The exercise price for such option shall be equal to $7.50 per share, and if the trading price of the common stock of the Company is equal to or greater than $10 per share for a period of ten consecutive trading days after December 31, 1997, the Company shall have the right to declare the option and all shares of common stock into which the option is exercisable immediately vested, and require the holder of such option to exercise the option and convert them into shares of common stock at the stated exercise price. In the event that the holder of such option does not elect to convert such option as herein described, the option will lapse.

          Also enclosed is a letter of instruction relating to the procedures to be followed in connection with your purchase of the Notes. Please follow the instructions contained therein carefully, and should you have any questions regarding any of the procedures contained therein, please do not hesitate to contact either Carol T. Burke, Vice President of Finance of the Company, at (904) 261-4035, or Robert L. Lawrence, Esq. or Aris Haigian, Esq. of Kane Kessler, P.C., at (212) 541-6222.

          We look forward to your participation in the Convertible Subordinated Note offering of the Company.


                       Very truly yours,
                       AMERICAN BODY ARMOR & EQUIPMENT, INC.



                       By:  /s/ Warren B. Kanders
                            Warren B. Kanders
                            Chairman of the Board